Exhibit 3.35

Certificate of Existence I, MELANIE E. RIVERS Assistant Registrar in and for the Cayman Islands, DO HEREBY CERTIFY the information provided below for:- Registered Office : Registration Date: Type: Company Number: Status: ENSCO (Barbados)Limi{eif. Maples Cmporate Services Limited P. 0. Box 309 UGLAND HOUSE, SOUTH CHURCH STREET, GEORGE TOWN, GRAND CAYMAN KYI-1104 CAYMAN ISLANDS 20th March 2003 EXEMPT 124303 ACTIVE Given under my hand and Seal at George Town in the Island of Grand Cayman this 10th day of September Two Thousand Fifteen Assistant Registrar Of Companies Cayman Islands Authorisation Code: 219153813536 www.verify.gov.ky 1 O September 2015

I, Elizabeth A. Lynee, a Notary Public in and for the Cayman Islands, hereby certify that this document is a true and correct copy of the original issued electronically by the Cayman Islands Companies Registry on 1 0 September 2015. Dated this 29th day of September, 2015.